CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AQR Funds of our report dated February 24, 2022, relating to the financial statements and financial highlights, which appears in AQR Managed Futures Strategy Fund and AQR Managed Futures Strategy HV Fund’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 16, 2022